Exhibit 10.39 FORM OF DISTRIBUTION AND MARKETING AGREEMENT by and between ALFACELL CORPORATION and USP PHARMA SPOLKA Z.O.O. Effective as of July 25, 2007

DISTRIBUTION AND MARKETING AGREEMENT

                 This Distribution and Marketing Agreement (the “Agreement”) is effective as of July 25, 2007 (“Effective Date”) and is by and between Alfacell Corporation, a Delaware corporation with principal offices at 300 Atrium Drive, Somerset, New Jersey 08873 (“Alfacell”) and USP Pharma Spolka Z.O.O., a corporation formed under the laws of Poland with principal offices at c/o US Pharmacia International, Inc., 966 Hungerford Drive, Suite 3B, Rockville, Maryland 20850 (“Distributor”). Alfacell and Distributor are referred to herein each as a “Party” and collectively as the “Parties”).

WITNESSETH :

                WHEREAS, Alfacell is developing ONCONASE® for oncological uses and

                WHEREAS, Alfacell desires to appoint Distributor as the exclusive distributor in the Territory of Product for use in the Field and Distributor desires to accept such appointment, all on and subject to the terms and conditions hereinafter set forth.

                NOW, THEREFORE, subject to the terms and conditions of this Agreement, and in consideration of the covenants and agreements hereinafter set forth, as well as other good an valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties agree as follows.

1.             DEFINITIONS

                “AAA” shall have the meaning set forth in Section 18(c).

                “Additional Purchase Order” shall have the meaning set forth in Section 3(g).

                “Affiliate” of an entity means, for so long as one of the following relationships is maintained, any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than fifty percent (50%) interest in the decision-making authority of such other business entity, or a corporation in which the maximum amount of stock permitted by law to be held by another entity is beneficially owned by such other entity.

                “Alfacell Indemnitees” shall have the meaning set forth in Section 9(b).

                “Annual Forecast” shall have the meaning set forth in Section 3(f).

                “Annual Minimum” shall have the meaning set forth in Section 3(c).

                “Applicable Law” shall mean all applicable laws, rules, regulations, guidelines and standards.

                “CPR” shall have the meaning set forth in Section 18(b).

                “Disclosing Party” shall have the meaning set forth in Section 16.

                “Dispute” shall mean dispute, controversy or claim between the Parties based on or arising out of this Agreement, any obligation or warranty hereunder or the breach or alleged breach thereof.

                “Distribute” shall mean to promote, market, distribute and sell.

                “Distribution Commitment” shall have the meaning set forth in Section 2(b).

                “Distributor Indemnitees” shall have the meaning set forth in Section 9(a).

                “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products.

                “Extended Term” shall have the meaning set forth in Section 13(a).

                “Field” shall mean human therapeutic uses in the field of oncology.

                “Fiscal Quarter” shall mean the three (3) month period ending on January 31, April 30, July 31, or October 31 of each calendar year, as the context requires.

                “First Commercial Sale” shall mean the date of the first arm’s length transaction, transfer or disposition for value to a Third Party of a Product by or on behalf of Distributor or any Affiliate or permitted Sub-distributor in such country.

                “Indemnitee” shall mean a Distributor Indemnitee or an Alfacell Indemnitee.

                “Indemnitor” shall have the meaning set forth in Section 9(c).

                “Initial Indication” shall mean the treatment of Mesothelioma with Product.

                “Initial Term” shall have the meaning set forth in Section 13(a).

                “JCC” shall have the meaning set forth in Section 8(b).

                “Liaison” shall have the meaning set forth in Section 8(a).

                “Marketing Materials” shall mean, to the extent permitted by Applicable Law, all sales, education and marketing materials including all patient and physician communications and materials, websites, educational materials and presentations, and detailing products and premiums.

                “Net Sales” shall mean, on a country-by-country basis, the gross invoiced sales price for all Product sold by Distributor, its Affiliates or permitted Sub-distributors to Third Parties throughout the Territory during each Fiscal Quarter, less the following amounts incurred or paid during such Fiscal Quarter with respect to sales of Product regardless of the Fiscal Quarter in which such sales were made:

* * * * * * * * * *

“Net Sales” shall not include sales or transfers between Distributor and its Affiliates or Sublicensees, unless Product is consumed by the Affiliate or Sublicensee.

                “Notice of Breach” shall have the meaning set forth in Section 13(b)(i).

                “Notice of Termination” shall have the meaning set forth in Section 13(b)(i).

                “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues,

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reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, owned, controlled, partnered, or licensed by a Party.

                “Product” shall mean ONCONASE® (ranpirnase) for injection.

                “Product Cost” shall mean * * * * * * * * * *.

                “Purchase Order” shall have the meaning set forth in Section 3(f).

                “Receiving Party” shall have the meaning set forth in Section 16.

                “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory.

                “Remedial Action” shall have the meaning set forth in Section 7(b).

                “Specifications” shall mean the final commercial specifications for Product established by Alfacell.

                “Sub-distributors” shall have the meaning set forth in Section 2(a).

                “Taxes” shall mean sales, use, import, export, excise, value added and similar taxes, and customs duties and assessments, however designated, that are incurred or assessed in connection with the purchase of Product under this Agreement, the sale or use of Product or transactions contemplated under this Agreement, excluding (for the avoidance of doubt) income tax imposed on Alfacell.

                “Territory” shall mean the countries of Poland, Lithuania, Estonia, Latvia, Belarus and the Ukraine.

                “Third-Party Claims and Expenses” shall mean claims, actions, causes of action, liabilities, losses, costs and expenses (including reasonable attorneys’ fees) incurred thereby or caused thereto arising out of third-party claims.

                “Transfer Price” shall have the meaning set forth in Section 3(b).

                “Up-front Fee” shall have the meaning set forth in Section 5(a).

                “Valid Claim” shall mean a claim in an issued, unexpired patent or in a pending patent application among the Patent Rights covering Product that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

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2.             APPOINTMENT; EXCLUSIVITY

                   (a)           Appointment of Distributor. Subject to the terms and conditions of this Agreement, Alfacell hereby appoints Distributor as the exclusive (even as to Alfacell) distributor to Distribute Product for use in the Field in the Territory, and Distributor hereby accepts such appointment and agrees to act as such exclusive distributor. Distributor shall purchase its entire supply of Product exclusively from Alfacell. * * * * * *.

                   (b)           Marketing and Distribution Commitment. Distributor’s right to sell Product exclusively in the Territory is subject to and conditioned upon Distributor’s commencing and continuing, at its sole expense, the Distribution of Product, beginning not less than* * * * prior to anticipated First Commercial Sale in the Territory. To that end, Distributor shall use its commercially reasonable and diligent efforts to do, among other activities, efforts and strategies it will take to maximize sales in the Territory, the following to the extent permitted by Applicable Law:

                                    (i)            Distributor shall establish and maintain import, transport, warehousing, sales, and promotion capabilities, facilities, equipment, and personnel as reasonably required to fulfill its duties hereunder.

                                    (ii)           Distributor will identify and support leading medical institutions and thought leaders to assist in validation of Product and shall identify and, when appropriate, promote Product to the wider community in the Territory.

                                    (iii)          Distributor shall provide an importation, marketing, promotion, sales distribution organization, including facilities equipment and personnel, reasonably useful to sell Product in the Territory, and shall make systematic efforts to strengthen its sales coverage within the Territory.

                                    (iv)          Distributor shall comply with all general sales policies and standard operating procedures established by Alfacell from time to time during the term of this Agreement, provided that Distributor shall not be required to contravene Applicable Law.

                                    (v)           Distributor shall regularly forward to Alfacell copies of all inquiries and correspondence from customers concerning Product. The date and time of any contact and site visits shall be reported to Alfacell on a quarterly basis.

                                    (vi)          Distributor shall provide sales training to Distributor sales personnel and develop direct marketing to and education for physicians and institutional and governmental representatives and decision makers.

* * * * * * * *.  Each of the foregoing obligations is the “Distribution Commitment” of Distributor. If Distributor fails to meet the Distribution Commitment in any country, Alfacell may elect, in its discretion, to either (A) continue to allow Distributor to Distribute Product in such country, but only on a non-exclusive basis or (B) terminate Distributor’s right to Distribute Product in the Territory. If Alfacell elects to act under either clause above, Distributor shall retain the non-exclusive right to Distribute Product in the territory subject to Alfacell’s right, at any time thereafter on no less than ninety (90) days’ written notice to Distributor, to terminate Distributor’s right to Distribute Product in the Territory. * * * * * * * * * * .

                   (c)           Marketing and Distribution Plan. Distributor will develop and will provide to Alfacell on * * * * basis a Product marketing plan for each calendar year, which plan will contain information and projections agreed by the parties. Prior to its implementation, the plan will be subject to the prior

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approval of Alfacell, which shall not be unreasonably withheld, delayed, or conditioned. The Parties shall discuss such plan, and Distributor’s performance against it, at meetings of the JCC.

                   (d)           Manner of Marketing and Distribution. Distributor will be solely responsible, at its sole expense, for, and shall have the sole right, after consideration of advice from the JCC, to make all decisions and determinations with respect to the manner in which it Distributes Product in the Field in the Territory, all subject to and in compliance with Applicable Law and the terms and conditions of this Agreement. In connection therewith, all Marketing Materials shall be in the Polish, English and other languages as are appropriate and necessary for marketing in the Territory. Distributor shall, at its own cost, provide drafts (with English language translations) of all Marketing Materials to Alfacell reasonably in advance for Alfacell’s review and approval, which approval will not be unreasonably withheld, delayed or conditioned but Distributor shall be responsible for all such materials. Distributor shall deliver copies of all final promotional and marketing materials used by Distributor to Alfacell.

                  (e)           Distributor’s Exclusivity Obligations. For * * * * after the Effective Date, neither Distributor nor its Affiliates or Sub-distributors shall sell any product in the Territory that competes with Alfacell’s Product. Thereafter, the foregoing prohibition shall continue to be in full force and effect after such period until the end of the Term.

                   (f)            Sales Outside the Field or Territory. To the extent permitted by Applicable Law, Distributor is prohibited from selling Product outside the Territory, * * * * * * *. This prohibition includes but is not limited to visiting, calling, mailing, or marketing Product to such customers. If Distributor or its Affiliates or Sub-distributors sell Product that is used outside of the Field or to customers outside of the Territory, * * * * * *, Distributor shall pay Alfacell, at Alfacell’s option, in addition to any other remedies available to Alfacell, for each Product thus sold, all Net Sales attributable to the sale of Product plus an additional amount equal to * * * * * of such Net Sales. In addition, Alfacell may terminate this Agreement on * * * * * * notice to Distributor if Distributor does not cease such sales and cause its Affiliates and Sub-distributors to cease such sales outside the Field or Territory within such * * * * * *.

                   (g)           Appointment of Sub-distributors. Distributor may, with the prior written consent of Alfacell (such consent shall not be unreasonably withheld for any potential Sub-distributor that is an Affiliate of Distributor), appoint Sub-distributors (which may be its Affiliates or non-Affiliates) to distribute, promote, market and sell Product for use in the Field in the Territory, subject to the following: (i) each agreement with a Sub-distributor shall state that the Sub-distributor’s rights under such agreement are subject to all relevant terms and conditions of this Agreement, including (without limitation) provisions and restrictions relating to Field, Territory, price, payment, reporting, audit of books and records, promotional materials, trade name, termination and conversion to non-exclusivity; (ii) if this Agreement terminates or becomes non-exclusive, in whole or in part, the rights of any Sub-distributors shall automatically be terminated or reduced to non-exclusive, as the case may be, in accordance therewith; (iii) Distributor shall promptly notify Alfacell of any breaches by any Sub-distributors and report to Alfacell full details of the breach; (iv) Distributor shall ensure that each Sub-distributor complies with all applicable terms and conditions of this Agreement and shall be liable to Alfacell for any failure of any Sub-distributor to do so; (v) Distributor shall provide Alfacell with the names and primary business addresses of all Sub-distributors and, within fifteen (15) days of the effective date of each agreement with a Sub-distributor, Distributor shall provide a copy of each such agreement to Alfacell with an English language translation. Any act or omission of a Sub-distributor that would be a breach of this Agreement if performed by Distributor will be deemed to be a breach by Distributor of this Agreement.

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3. PRODUCT

                   (a)           Development and Approval. Alfacell shall use its commercially reasonable efforts to obtain and maintain (and shall have the sole right and responsibility for obtaining and maintaining) all necessary Regulatory Approvals in the Territory for Product. All Regulatory Approvals shall be obtained and maintained in the name of Alfacell. Distributor shall, at its sole cost and expense, provide all cooperation reasonably requested by Alfacell in connection with its Product development and obtaining and maintaining of Product Regulatory Approval. Distributor shall not perform any Product development, including the conduct of preclinical, clinical, marketing, or post-marketing studies on Product absent the express prior written consent of Alfacell. Any permitted studies shall be conducted with the participation of and at the direction of Alfacell.

                  (b)           Supply. Distributor shall obtain Product only from Alfacell or its designated manufacturer. Alfacell shall supply to Distributor all of its Product requirements. As partial payment for Product, upon delivery of Product by Alfacell in accordance with Section 3(g) below, Distributor shall pay to Alfacell * * * * * * (the “Transfer Price”). The foregoing payment shall be in addition to any other payments hereunder, including those set forth in Section 5. * * * * * * * * *.

                   (c)           Annual Minimum. Not less than * * * * * after First Commercial Sale, the Parties shall agree on annual minimum Product sales for * * * * * * (the “Annual Minimum”). Each Party’s Liaison shall * * * * * * to the end of each calendar year, agree on any adjustments to the Annual Minimum for the following calendar year.

(d) Commercial Pricing. Distributor shall have the right to set Product pricing for customers in its sole discretion.

                   (e)           Initial Product Delivery. Not less than * * * * * * prior to the anticipated date of First Commercial Sale * * * * * * *, the Parties agree to meet and determine the approximate date on which Product will be first be shipped to Distributor. In addition, the Parties shall agree upon an initial one (1)-year forecast of Distributor’s Product requirements.

                   (f)            Product Forecasts and Purchase Orders. Not less than * * * * * prior to initial Product delivery and, thereafter, * * * * * * * prior to the first business day of every Fiscal Quarter, Distributor shall submit to Alfacell a rolling quarterly forecast * * * * * (“Annual Forecast”) detailing its Product requirements by Product accompanied by purchase orders for * * * * * * (each, a “Purchase Order”). * * * * * * * Distributor, and the Purchase Orders for the second Fiscal Quarter shall be firm, non-cancelable and binding on Distributor unless modified in writing by Distributor by written notice to Alfacell received by Alfacell at least * * * * * prior to the scheduled delivery date in such month, provided that the difference between the forecast Purchase Order and the modified Purchase Order for a given Fiscal Quarter shall * * * * * * of the forecast Purchase Order. From time-to-time, Distributor may place additional Purchase Orders for Product with Alfacell either by written purchase order or by electronic or other ordering processes established and mutually approved by Distributor and Alfacell (“Additional Purchase Orders”), and Alfacell will attempt to fill Additional Purchase Orders, but shall not be in breach of this Agreement should it fail to do so.

                   (g)           Delivery. Subject to the foregoing, Alfacell shall use commercially reasonable efforts to deliver Product in order to meet the quantity ordered and delivery dates specified in Distributor’s Purchase Orders. In Distributor’s name and at Distributor’s risk and expense, Alfacell will deliver Product in accordance with standard operating procedures established by Alfacell and approved by Distributor, such approval not to be unreasonably withheld, delayed or conditioned. Alfacell’s Transfer

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Price to Distributor is EXW (Incoterms 2000) Alfacell’s place of manufacture. Title to all Product shall remain in Alfacell until the Transfer Price for the relevant Product is received by Alfacell. Risk of loss shall pass to Distributor upon delivery at Alfacell’s place of manufacture. Shipment of Product to the Territory shall be the responsibility of Distributor.

4.             PRODUCT LABELING, PRODUCT LITERATURE

                The package label for Product manufactured by Alfacell and sold to Distributor pursuant to this Agreement shall, to the extent permitted by Applicable Law, reflect Alfacell’s trademark and patent rights or variations thereof acceptable to Alfacell. All other printed material related thereto shall be agreeable to both Parties and acceptable under Applicable Law. Distributor shall promote and sell Product throughout the Territory under Alfacell’s Product trade name ONCONASE®, or such other trade name determined by Alfacell, which is and shall be owned and controlled by Alfacell, or such other Product trade name as Alfacell shall designate. Alfacell shall also determine the trademark to accompany the trade name it selects for the Product. The size of the trademarks for the Product and all Product labeling shall be in a form acceptable to Alfacell and in compliance with all Applicable Law, provided that, all packaging design, labels, trade names, trademarks and copyrights used for the Product shall be owned by Alfacell. Distributor shall not alter or remove any trademarks, labels or packaging applied to Product. Except only as permitted in connection with its promotion and sale of Product as permitted in this Agreement, nothing contained in this Agreement shall grant to Distributor any right, title or interest in Alfacell’s trademarks, trade names, copyrights or other intellectual property rights. At no time during or after the term of this Agreement shall Distributor or its Affiliates challenge or assist others to challenge Alfacell’s trademarks, trade names, copyrights or the registration thereof, or use or register, or attempt to use or register, any trademarks or trade names confusingly similar to those of Alfacell. In connection with its marketing efforts hereunder, all representations of Alfacell’s trademarks that Distributor intends to use shall first be submitted to Alfacell for approval of size, design, color, and other details, which shall not be unreasonably withheld, or shall be exact copies of those used by Alfacell. If any of Alfacell’s trademarks are to be used in conjunction with another trademark on or in relation to Product, then Alfacell’s mark shall be presented of equal or greater size than the other with equal or greater prominence than the other, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

5.             PAYMENT FROM DISTRIBUTOR

                   (a)           Up-front Fee. In partial consideration of the appointment of Distributor as exclusive distributor of Product as set forth herein, Distributor will pay to Alfacell an up-front fee (the “Up-front Fee”) of One Hundred Thousand Dollars ($100,000).

                   (b)           Equity Investment. In partial consideration of the appointment of Distributor as exclusive distributor of Product as set forth herein, the Parties have entered into that certain Stock Purchase Agreement dated as of the date hereof.

                   (c)           Milestones. In partial consideration of the appointment of Distributor as exclusive distributor of Product as set forth herein, Distributor will pay to Alfacell the following milestone payments within ten (10) days after such milestone is met:

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MILESTONE	PAYMENT

* * * * * * * *	* * * * * *
* * * * * * * *	* * * * * *
* * * * * * * *	* * * * * *
* * * * * * * *	* * * * * *
* * * * * * * *	* * * * * *

                   (d)           Royalties. In partial consideration of the appointment of Distributor as exclusive distributor of Product as set forth herein, and subject to the other terms of this Agreement (including the remainder of this Section 5), commencing on the date of the First Commercial Sale of each Product in each country in the Territory and continuing for the Term, Distributor shall pay to Alfacell a royalty equal to * * * * * * of Net Sales of any Product sold by Distributor and/or its Affiliates and/or permitted Sub-distributors, provided that royalty payments for any given Fiscal Year plus the Transfer Price for Product sold to produce the underlying Net Sales shall not exceed a total of * * * * * * of the relevant Net Sales (the “Royalty Cap”). Reconciliation of the Royalty Cap shall be made on a fiscal year-basis as part of the calculation of royalties due for each fiscal year’s final Fiscal Quarter.

                   (e)           Sales Reports. Within thirty (30) days after the end of each Fiscal Quarter, Distributor shall deliver a report to Alfacell that sets forth, on a country-by-country basis, the number of Products sold; sales price; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section; the royalties payable in United States Dollars; and other significant sales metrics as reasonably requested by Alfacell. For purposes of determining when a sale of any Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (a) the date the Product is shipped or (b) on the date of the invoice to the purchaser of the Product.

                   (f)            Timing of Payments. Distributor shall pay (i) the Up-front Fee on the Effective Date, (ii) the Transfer Price upon Product delivery, (iii) all royalty payments owed to Alfacell hereunder in arrears, within forty (40) days from the end of each Fiscal Quarter in which such payment accrues, and (iv) all milestone payments within ten (10) days of the achievement of such milestone. All payments to Alfacell are exclusive of Taxes. Distributor shall pay all Taxes.

                   (g)           Overdue Royalties. Subject to the other terms of this Agreement, any payments not paid within the time period set forth in this Section 5 shall bear interest at a rate of * * * * * * per month from the due date until paid in full, provided that in no event shall said annual rate exceed the maximum interest rate permitted by Applicable Law in regard to such payments. Such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of Alfacell to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

                   (h)           Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in The Wall Street Journal) on the last business day of the quarter immediately preceding the applicable Fiscal Quarter. If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

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                (i)            Distributor’s Books and Records. Distributor shall maintain accurate and complete books and records for a period of at least six (6) years (or such longer period as may correspond to Distributor’s internal records retention policy) for each reporting period in which sales occur showing the sales, use and other disposition of Product by Distributor, its Affiliates and Sub-distributors in sufficient detail to enable the amounts payable to Alfacell hereunder to be accurately determined and otherwise to verify compliance by Distributor (and its Affiliates and Sub-distributors) with all obligations under this Agreement. Distributor shall permit its books and records to be audited, reviewed and copied (“examined” or “examination”) from time-to-time by authorized employees of, or attorneys and/or accountants selected by, Alfacell with at least ten (10) days advance written notice to Distributor, but not more frequently than once a year without cause. Such examination shall be during normal business hours and shall be made at the expense of the entity conducting it, except that if the results of the examination for any year reveal that Distributor has underpaid Alfacell by an amount exceeding five (5) percent, then Distributor shall pay the reasonable costs and expenses incurred by the examining entity and its representatives in conducting such examination. Distributor shall immediately pay to Alfacell any underpayment revealed by such examination and accrued interest thereon.

6.             INSPECTION OF DISTRIBUTOR FACILITIES AND RECORDS

                Distributor agrees to permit representatives of any relevant regulatory or governmental authority to access at any reasonable time during normal business hours relevant records, information (and where applicable make copies of the same), personnel and facilities. Distributor shall immediately notify Alfacell if any governmental or regulatory authority schedules, or without scheduling begins, an inspection or audit. Distributor shall make every reasonable effort to permit Alfacell to be present at or participate in such inspection or audit if the same relates directly or indirectly to this Agreement. In addition, Distributor will immediately provide Alfacell copies of any correspondence from or draft communications with (including any notes) government or regulatory authorities relating directly or indirectly to this Agreement.

7.             COMPLAINTS, ADVERSE EVENT REPORTING AND RECALLS

                                   (i)            Alfacell shall be responsible for the prompt review, evaluation and documentation of all complaints relating to Product, with Distributor’s reasonable cooperation. Distributor shall forward to Alfacell, within five (5) days—and within 24 hours with respect to reports of serious injury or serious adverse events—of initial receipt, all complaints received concerning Product, including, without limitation, all reports of serious injury, other adverse events, misuse, improper promotion or other problems. Distributor shall cooperate with Alfacell’s investigation of complaints, including (as reasonably necessary) by providing detailed distribution records to Alfacell and cooperating to notify affected customers. The Party whose conduct or omission caused the complaint shall be responsible for resolving it, at its expense, with the reasonable cooperation of the other Party.

                                   (ii)           Alfacell and Distributor agree that if either Party discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to Product that may reasonably require a report, a recall or market withdrawal of Product in the Territory, such Party shall promptly communicate such fact, condition, circumstance or event to the other Party within twenty-four (24) hours. In the event (i) any governmental entity or regulatory body requests that Product be recalled or withdrawn, (ii) a court of competent jurisdiction orders such a recall or withdrawal, or (iii) Alfacell determines that the Product should be recalled or withdrawn from the market, the Parties shall take all appropriate remedial actions with respect to such recall or withdrawal of Product (“Remedial Action”). Alfacell shall be responsible for all reporting, vigilance reporting and recalls associated with

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Product, and Alfacell shall be the primary contact person for any communications to any governmental entity, regulatory body, the media and customers concerning the Remedial Action, with Distributor’s reasonable cooperation (including providing detailed distribution records and information helpful in the notification of customers). The Party whose breach of any of its representations, warranties or covenants contained herein is primarily attributable as the cause or basis for such Remedial Action shall be liable for, and shall reimburse the other Party for, all costs reasonably incurred as a result of such action, including replacement cost of any Product affected thereby. Alfacell shall notify Distributor within forty-eight (48) hours of undertaking a Remedial Action, and the reasons therefor. The Parties shall cooperate fully with one another to obtain all information reasonably required by regulatory or governmental authorities related to Product.

8.             LIAISONS AND JOINT STEERING COMMITTEE

                   (a)           Liaisons. The Parties recognize that good communication between them is important to the success of this Agreement. To promote such communication, Alfacell and Distributor shall each appoint an individual who shall serve as that Party’s liaison (its “Liaison”) to the other Party to facilitate good day-to-day communication between the Parties. Each Party shall notify the other Party in writing of its designated Liaison, whom it may replace at any time in its discretion (with notice of such replacement to the other Party). As of the Effective Date, Alfacell’s Liaison shall be Andrew Aromando and Distributor’s Liaison shall be F. Patrick Ostronic.

                   (b)           Joint Commercialization Committee. Within six (6) months after the Effective Date, Alfacell and Distributor will form a joint commercialization committee (“JCC”) composed of * * * * * * from Distributor and * * * * * * from Alfacell to oversee commercialization activities under this Agreement, which shall not include duties that are exclusively Alfacell’s, such as manufacturing, Product development, clinical and post-Regulatory Approval studies, and seeking and maintaining Regulatory Approvals. The JCC shall make decisions in accordance with the terms of this Agreement. The purpose of the JCC is to facilitate open communication, collaboration and cooperation between the Parties and to promote the prompt and reasonable resolution of issues or problems that may arise during the term of this Agreement. The JCC shall meet * * * * * * * (in person or by telephone) at such times and places as the Liaisons shall mutually determine. Each Party shall be responsible for all travel and related costs incurred by its representatives to attend meetings of, and otherwise participate on, the JCC. Each Party shall notify the other Party of its representatives on the JCC and shall be free to change its representatives at any time, in its discretion, on notice to the other Party.

9.             INDEMNIFICATION; INSURANCE

                   (a)           Indemnification by Alfacell. Alfacell shall indemnify, defend and hold harmless Distributor and its Affiliates, and their respective directors, officers, employees and agents (“Distributor Indemnitees”), harmless from and against any and all Third-Party Claims and Expenses to the extent that such Third-Party Claims and Expenses arise out of or result from: (i) any defect in Product at the time it was delivered to Distributor, where such defect constitutes a breach of Alfacell’s Product warranty set forth in Section 10(d); (ii) any material breach of this Agreement by Alfacell (including, without limitation, material breach of any of its warranties hereunder); or (iii) the gross negligence or willful misconduct of Alfacell or an Alfacell Indemnitee, provided that Alfacell shall have no duty to indemnify, defend or hold harmless any Distributor Indemnitee to the extent Distributor, its Affiliates or Sub-distributors caused or contributed to Third-Party Claims and Expenses or to the extent Distributor is obligated to indemnify Alfacell under Section 9(b), and, provided further, that nothing in this Section 9(a)

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shall create or imply liability for Alfacell where such liability is expressly disclaimed or limited under this Agreement.

                   (b)           Indemnification by Distributor. Distributor shall indemnify, defend, and hold Alfacell and its Affiliates, and their respective directors, officers, employees and agents (“Alfacell Indemnitees”), harmless from and against any and all Third-Party Claims and Expenses to the extent that such Third-Party Claims and Expenses arise out of or result from: (i) any material breach of this Agreement by Distributor (including, without limitation, material breach of any of its warranties hereunder) or other act or omission of Distributor or Distributor Indemnitee, including any material breach by a Sub-distributor of any obligation of Distributor hereunder; (ii) any mishandling of Product after delivery by Alfacell, or any claims, whether written or oral, made or alleged to be made, by Distributor or a Distributor Indemnitee in advertising, publicity, promotion, sale or distribution of Product where such claims were for any use of Product other than the use permitted under Applicable Law and regulations or were not substantially the same as those claims for Product furnished by Alfacell; (iii) the labeling of Product, including where such labeling was materially different than the labeling information furnished by Alfacell; or (iv) the negligence or willful misconduct of Distributor or a Distributor Indemnitee, provided that Distributor shall have no duty to indemnify, defend or hold harmless any Alfacell Indemnitee to the extent Alfacell is obligated to indemnify distributor under Section 9(a).

                   (c)           Indemnification Procedure and Resolution. Unless and to the extent otherwise specifically provided herein, an Indemnitee that intends to claim indemnification under Section 9(a) or (b) shall notify the other Party (the “Indemnitor”) promptly of any Third-Party Claims and Expenses in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof, at its expense, with counsel of its own choosing; provided that an Indemnitee shall also have the right to retain its own counsel at its sole expense, but if (i) the action threatens to restrain or adversely affect the conduct of the business of the Indemnitee or (ii) independent counsel to the Indemnitee concludes that there are defenses available to Indemnitee which are different from, or additional to, and may conflict with those available to the Indemnitor, the costs, expenses and attorneys’ fees incurred by the Indemnitee in retaining its own counsel shall be borne by the Indemnitor. An Indemnitee shall not be entitled to indemnification under this Section 9 if any settlement or compromise of a third-party action is effected by the Indemnitee without the consent of the Indemnitor. An Indemnitor shall not (except with the Indemnitee’s prior written approval) enter into any settlement or compromise of any third-party action or consent to the entry of any judgment or other order with respect to any action that does not contain, as a part thereof, an unconditional release of the Indemnitee for liability for all losses, liabilities and expenses that may rise from such action, or that does contain any injunctive or any other non-monetary relief that might in any way interfere with the future conduct of business by the Indemnitee. The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after the commencement of any such third-party action of which it becomes aware shall relieve such Indemnitor of any liability to the Indemnitee under this Section 9 only if and to the extent that the Indemnitor was materially prejudiced thereby. An Indemnitee and its representatives shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action covered by this indemnification.

                   (d)           Insurance. As of the First Commercial Sale, each Party shall maintain with reputable insurers general liability insurance, including products liability coverage, in a minimum amounts commensurate with industry standards for products substantially similar to the Product and markets substantially similar to the Territory. At a minimum, the Parties shall maintain such insurance coverage required hereunder for the entire term of this Agreement and, if any such policy(ies) shall provide coverage on a claims made basis, the Parties shall be required to maintain a claims-made policy(ies) providing such coverage for an additional period of not less than five (5) years following the expiration or termination of this Agreement (to the extent such policies are reasonably available). Each policy required

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hereunder shall name the other Party as an additional insured with respect to this Agreement. Each Party shall deliver to the other a certificate from the insurance carrier or broker evidencing such coverage and the fact that the other Party is named as an additional insured and noting any exclusions and agreeing to provide no less than five (5) days’ prior written notice to the other Party in the event of a material change in coverage or policy cancellation.

10.          WARRANTIES OF ALFACELL

                Alfacell hereby warrants as follows:

                   (a)           Organization; Authority. Alfacell is a corporation duly organized and validly existing in good standing under the laws of Delaware. Alfacell has the power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement.

                   (b)           Binding Obligation. The execution and delivery of this Agreement by Alfacell does not, and the performance of its obligations hereunder will not, violate any provision of the articles of incorporation or by-laws of Alfacell or violate any provisions of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which Alfacell is a Party or to which Alfacell or its assets, properties or business are subject. This Agreement is a valid and binding agreement of Alfacell enforceable against it in accordance with its terms (subject to applicable bankruptcy laws).

                   (c)           No Other Agreement. Alfacell is not Party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that conflicts with the full right and authority of Alfacell to perform its covenants under this Agreement.

(d) Product Warranty. At the time of shipment to Distributor, the Product hereunder will meet the Specifications.

                                   (i)            If Product is not returned within thirty (30) days of delivery, Distributor may not return a Product to Alfacell for any reason without Alfacell’s prior written consent; provided that (for the avoidance of doubt) this shall not limit Alfacell’s indemnification obligations for Third-Party Claims and Expenses based on a breach of the Product warranty as provided in Section 10(d).

                                   (ii)           EXCEPT FOR, AND WITHOUT LIMITING, ALFACELL’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9(a) WITH RESPECT TO THIRD-PARTY CLAIMS AND EXPENSES ARISING OUT OF OR RESULTING FROM SUPPLIER’S BREACH OF THE PRODUCT WARRANTY IN SECTION 10(d), SUPPLIER’S EXCLUSIVE LIABILITY, AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR, FOR SUPPLIER’S SUPPLY OF DEFECTIVE PRODUCT SHALL BE REPLACEMENT OF SUCH PRODUCT OR CREDIT THEREFOR. The warranty set forth in Section 10(d) is void if Product failure or deficiencies are (1) the result of occurrences, mishandling or modification during or after shipment to Distributor or (2) caused by an act or omission of Distributor, Affiliates, employees, agents or permitted Sub-distributors or any of their respective employees or agents.

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11. WARRANTIES OF DISTRIBUTOR Distributor hereby warrants as follows:

                   (a)           Organization. Distributor is a corporation duly organized and validly existing in good standing under the laws of the country of Poland. Distributor has the power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement.

                   (b)           Binding Obligation. The execution and delivery of this Agreement by Distributor does not, and the performance of its obligations hereunder will not, violate any provision of the certificate of incorporation or by-laws of Distributor or violate any provisions of, or result in a breach of any of the terms or provisions of or the acceleration of any of the obligations under, or constitute a default under, any mortgage, lease, agreement, instrument, order, arbitration award, judgment or decree to which Distributor is a Party or to which Distributor or its assets, properties or business are subject. This Agreement is a valid and binding agreement of Distributor enforceable against it in accordance with its terms (subject to applicable bankruptcy laws).

                   (c)           No Other Agreement. Distributor is not Party to any agreement with or obligation to any third-party or any other legally binding commitment of any kind or nature whatsoever that conflicts with the full right and authority of Distributor to perform its covenants under this Agreement.

                   (d)           Compliance with Laws. Distributor shall comply with all Applicable Law applicable to its conduct and its respective obligations under this Agreement including, without limitation, those applicable to the handling, storage, shipment, export, import, rotation, segregation, promotion, pricing, sale and distribution of Product. In addition, Distributor agrees to comply with and not cause Alfacell to be in violation of the US Foreign Corrupt Practices Act, as amended. Distributor hereby certifies it does not and shall not employ, contract with or retain any person directly or indirectly to perform services under, related to, or in support of this Agreement if such person is debarred under 21 U.S.C. 335a (a) or (b) or otherwise debarred or disqualified by any regulatory or governmental authority from performing work related to this Agreement or the pharmaceutical industry under similar laws, rules, regulations or standards of any other relevant jurisdiction. Upon written request of Alfacell, Distributor shall, within ten (10) business days, provide written confirmation that it has complied with the foregoing obligation. Distributor agrees to promptly disclose in writing to Alfacell if any employee or agent is debarred or disqualified, or if any action or investigation is pending or, to the best of Distributor’s knowledge, threatened, relating to the debarment or disqualification of Distributor or any person performing services related to this Agreement.

(e) Permits. Distributor shall obtain and maintain all permits and approvals required for its sales and product distribution facilities and networks.

12. NO OTHER WARRANTIES; LIMITATION OF LIABILITY

                   (a)           No Other Warranties. EXCEPT THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, ALFACELL MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ALFACELL SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT WITH RESPECT TO THE PRODUCT.

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                   (b)           Limitations of Liability. EXCEPT FOR ITS INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD-PARTY CLAIMS AND EXPENSES UNDER SECTION 9, IN NO EVENT SHALL ALFACELL BE LIABLE TO DISTRIBUTOR (UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION, LOST PROFITS, REVENUES, OR SALES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. TERM AND TERMINATION

                   (a)           Term. Unless earlier terminated in accordance with the provisions of this Agreement, the initial term of this Agreement shall commence on the Effective Date and shall continue until the earlier of ten (10) years after First Commercial Sale or the expiration of all Valid Claims covering Product in the Territory (“Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive subsequent one (1) Year periods (each an “Extended Term” and together with the Initial Term, the “Term”) unless either Party has notified the other Party in writing at least ninety (90) days prior to the termination of the Initial Term or the then current Extended Term that this Agreement will be terminated effective at the conclusion of the Initial Term or the Extended Term, as the case may be.

(b) Termination. Notwithstanding the foregoing, this Agreement may be terminated as follows.

                                    (i)            This Agreement may be terminated by a Party for material breach of this Agreement by the other Party, unless the breaching Party shall have remedied such breach within ninety (90) days (thirty (30) days if the breach is a failure to pay money) following its receipt of written notice from the other Party describing such breach in detail, which notice shall include a statement of the intent to terminate this Agreement unless such breach is remedied (“Notice of Breach”). In the event such breach is not remedied within ninety (90) days (thirty (30) days if the breach is a failure to pay) from the breaching Party’s receipt of the Notice of Breach, the non-breaching Party may terminate this Agreement within ninety (90) days after the end of the initial cure period (or such longer time as the Parties may agree in writing) by sending a notice of termination to the breaching Party (“Notice of Termination”). This Agreement shall terminate thirty (30) days following the breaching Party’s receipt of such Notice of Termination. For the sake of clarity, any breach of Section 2(e), 2(f) 3(a) or 7 shall be deemed a material breach of this Agreement.

                                    (ii)           This Agreement may be terminated by either Party by written notice to the other in the event that the other Party shall go into liquidation, or seek the benefit of any bankruptcy or insolvency act, or a receiver or trustee is appointed for its property or estate, or it makes an assignment for the benefit of creditors, whether any of the aforesaid events be the outcome of the voluntary act of such Party or otherwise, and such procedures are not terminated within ninety (90) days.

                                    (iii)          Alfacell may terminate this Agreement as provided in Section 2(b).

                                    (iv)          Alfacell may immediately terminate this Agreement in the event that Distributor challenges in any forum the validity, enforceability, scope or any other elements of Patent Rights covering a Product.

                                    (v)           A Party may terminate this Agreement as provided in Section 15.

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                 (c)           Termination Rights; Survival of Obligations. The termination of this Agreement for any reason shall be without prejudice to Alfacell’s right to receive all payments accrued and unpaid for Product delivered at or prior to the effective date of such termination and to the remedy of either Party hereto in respect of any previous breach of any of the covenants herein contained. The termination of this Agreement shall not release Alfacell from its obligation to deliver all Product ordered by Distributor prior to the notice of termination, unless the termination is based on Distributor’s breach of this Agreement or failure to meet the requirements of Section 2. Following termination or expiration of this Agreement, Distributor shall have the right to sell any Product remaining in its inventory, or which has been ordered prior to the notice of termination but not delivered, for a period of not more than six (6) months from the date of termination or expiration. Distributor’s payment obligations hereunder and the provisions of Sections 2(e), 4, 5(e), 5(g), 5(h), 5(i), 6, 7, 9, 10(d)(ii), 12, 13(c), 14, and 16 - 26, shall survive termination or expiration of this Agreement, as shall such other provisions that, by their context, are logically intended to survive.

14.           IP – OWNERSHIP; DEFENSE; INFRINGEMENT BY THIRD PARTIES

                All intellectual property (including inventions, whether patentable or not, and know how) conceived or developed by Distributor that relates to Product shall be the sole and exclusive property of Alfacell. Distributor shall disclose to Alfacell all such intellectual property and, upon the request of Alfacell, assign, and cause its employees and agents to assign, to Alfacell all rights in such intellectual property. Distributor shall not file for any Patent Rights that might cover Product. Alfacell shall have sole responsibility for the writing, filing, prosecution, maintenance and defense of all Patent Rights covering Product. Distributor shall notify Alfacell in writing in the event it becomes aware of any third-party infringement or threatened infringement of any patent or other intellectual property right in or to the Product. Alfacell shall have the exclusive right, in its discretion, to control any enforcement against such infringement or threatened infringement. Distributor shall fully cooperate with and provide all assistance to Alfacell in connection with Alfacell’s fulfillment of its obligations under this Section.

15.           DISABILITIES

                If either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather or other reason or cause reasonably beyond such Party’s control (each a “Disability”), then performance of such act shall be excused for the period of such Disability. The Party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability. Should a Disability continue for more than three (3) months, the Party unaffected by the Disability may terminate this Agreement upon prior written notice to the affected Party. Should the Disability equally affect the performance of both Parties, then such termination shall only be by mutual written agreement.

16.           CONFIDENTIALITY

                Each Party (the “Receiving Party”) acknowledges that all scientific, technical, financial and commercial information (written, oral, tangible or observed) previously disclosed by or obtained (prior to the Effective Date) from the other Party (the “Disclosing Party”) or hereafter possessed or obtained by the Receiving Party concerning the business, manufacturing, products or plans of the Disclosing Party, including, but not limited to, information relating to the Disclosing Party’s research, development, manufacturing or marketing methods, plans, issues and difficulties, financial plans and records,

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intellectual property protection, and arrangements or negotiations with suppliers to or customers of, or others having significant dealings with, the Disclosing Party, shall be deemed to be the Disclosing Party’s confidential information (“Confidential Information”) and shall be maintained by the Receiving Party, its Affiliates and Sub-distributors, and their respective employees, agents and directors, in confidence at all times during the term of this Agreement, and for a period of five (5) years after this Agreement has expired or been terminated for any reason, except as otherwise permitted in writing by the Disclosing Party. Without limiting the foregoing, each of the Parties further agrees to use the same degree of care concerning the other Party’s Confidential Information as it uses to protect its own confidential and proprietary technical information to prevent the unauthorized disclosure to any third party of such Confidential Information and to not use the other Party’s Confidential Information for any purpose except for those purposes contemplated by this Agreement.. Any information owned by Alfacell pursuant to Section 14 shall be the Confidential Information of Alfacell.

                The obligations hereunder shall not apply to Confidential Information:

                (A)          which the Receiving Party can demonstrate by written records was known to it prior to the date of disclosure by the Disclosing Party; provided that such information was not obtained by the Receiving Party through wrongful disclosure by a third party receiving such information in confidence from the Disclosing Party;

                (B)           which is now in the public knowledge, or becomes public knowledge in the future other than by breach of this Agreement by the Receiving Party;

                (C)           which, as can be established by written records, is independently developed by the receiving Party without benefit of Confidential Information received from the Disclosing Party;

                (D)          which is disclosed to the Receiving Party, after the date of disclosure by the Disclosing Party, by a third party having a right to make such disclosure; or

                (E)           which is required to be disclosed by Applicable Law or proper legal, governmental or other competent authority, or the rules of any securities exchange on which any security issued by either Party is traded, or included in any filing or action taken by the receiving party to obtain or maintain government clearance or approval to market Product; provided, however, that when permitted by the provisions of Applicable Law, the Receiving Party shall use its reasonable best efforts to protect the confidentiality of such Confidential Information submitted to governmental agencies or authorities pursuant to this Agreement, and; provided, however, further, that, with regard to a court order or similar process, the Party whose information is to be disclosed shall be notified sufficiently in advance of such requirement so that it may seek a protective order (or equivalent) with respect to such disclosure, which the other Party shall fully comply with; and, provided, however, further, that in the case of a disclosure required to comply with the rules of any securities exchange, the Party required or intending to disclose the other Party’s Confidential Information will provide the other Party with a reasonable opportunity to review such disclosure prior to its public release or filing with a regulatory authority and will consider in good faith reasonable changes to such disclosure requested by the other party.

17.          NOTICES

               All notices, consents and approvals hereunder shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by international courier service or by facsimile transmission (provided a faxed copy is also sent by international courier service, provided that notices of breach or notices of termination of this Agreement shall not be sent by

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facsimile transmission) to the respective address or facsimile number provided below or to such other address or facsimile number as a Party shall designate by written notice to the other in such manner:

If to Distributor:	USP Pharma Spolka Z.O.O. c/o US Pharmacia International, Inc. 966 Hungerford Drive, Suite 3B Rockville, Maryland 20850 Attention: Patrick Ostronic Facsimile: (301)279-0002

with a copy to:	Arnold & Porter LLP 555 Twelfth Street, NW Washington, D.C. 20004-1206 Attention Joseph Howe Facsimile: (202) 942-5999

If to Alfacell:	Alfacell Corporation 300 Atrium Drive Somerset, New Jersey 08873 Attention: Andrew Aromando Facsimile: (732) 652-4582

With a copy to:	Heller Ehrman LLP Times Square Tower 7 Times Square New York, New York 10036 Attention: Kevin T. Collins Facsimile: (212) 763-7600

18.          DISPUTE RESOLUTION

                                (i)            In the event of any Dispute, a Party shall give detailed written notice of such Dispute to the other Party. The Parties shall attempt in good faith to resolve such Dispute in a voluntary, amicable and expeditious manner through mediation pursuant to Section 18(b).

                                (ii)           The Parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation in New York, New York under the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure then currently in effect. Unless the Parties agree otherwise, the mediator will be selected from the JAMS panel of neutrals. If the dispute is not resolved within thirty (30) days of a Party’s written request for mediation, there is no further obligation to mediate.

                                (iii)          If the Parties are unable to resolve any Dispute through mediation as required by Section 18(ii), the Dispute shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”). The arbitration proceeding shall be commenced and conducted and completed in New York, New York. The Dispute shall be resolved by one (1) neutral arbitrator, to be mutually agreed upon by the Parties within forty-five (45) days following the receiving Party’s receipt of the written notice from the other Party requesting arbitration. In the event the Parties do not reach agreement on a single arbitrator within such 45-day period (such period being subject to extension by the Parties’ mutual agreement), then the arbitration shall be conducted by three (3) neutral

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arbitrators.  In such event, each Party shall select one neutral arbitrator within thirty (30) days following the end of such 45-day period and notify the other Party of such selection, and those two arbitrators shall select the third neutral arbitrator within thirty (30) days thereafter. If they are unable to reach agreement on the third arbitrator within such 30-day period, the director of the AAA office in the city closest to where the arbitration is conducted shall select the third arbitrator, who shall be neutral, in accordance with AAA rules and policies. All proceedings hereunder, and all communications, filings, hearing and decisions in connection therewith, shall be in the English language. The procedures to be followed within the arbitration, including the rules of evidence that are to apply, shall be in accordance with the AAA rules and, to the extent not governed by such rules, shall be within the sound discretion of the arbitrator(s). The arbitrator(s) are and shall be specifically requested to conduct the arbitration proceedings to promote the efficient, cost-effective and prompt resolution of the Dispute. Except as the arbitrator(s) may elect to award otherwise, each Party shall bear its own costs and expenses, including its attorneys fees, consultant fees and witness fees, incurred in connection with such arbitration proceedings, and, during the proceedings, each Party shall pay on, an ongoing basis, fifty percent (50%) of the costs, fees and expenses of the arbitrator(s) and of the AAA billed in connection with such proceedings. The final arbitration decision and award shall be binding on the Parties, shall not be appealable, may be entered as a final judgment in any court of competent jurisdiction, and shall be enforceable in any court of competent jurisdiction in any country. The arbitrator(s) shall have the authority to award both monetary damages and equitable relief (including injunctive relief), subject to the limitations of liability set forth in this Agreement and the other terms and conditions of this Agreement. As part of the final award, the arbitrator(s) shall require the Party deemed by the arbitrator(s) to be the losing Party in the arbitration to: (i) reimburse the winning Party for all costs, fees and expenses of the arbitrator(s) and AAA paid by the winning Party, (ii) pay one hundred percent (100%) of any remaining costs, fees and expenses of the arbitrator(s) and AAA, and (iii) pay all reasonable attorneys’ fees and costs incurred by the winning Party after the date of the final arbitration decision and awards in connection with enforcing such decision and award.

                                (iv)          Despite the foregoing, nothing in this Section 18 shall prevent either Party from seeking temporary equitable relief (including injunctive relief) from any court of competent jurisdiction, pending selection of the arbitrator(s) and the arbitrator(s)’ commencement of proceedings, when such interim relief is appropriate to preserve a Party’s rights under this Agreement pending arbitration (e.g., the enforcement of the confidentiality provisions of this Agreement). The arbitrator(s) shall be authorized, in their discretion, to continue, terminate or modify any such interim relief upon commencing the arbitration proceedings.

19.           ENTIRE AGREEMENT; AMENDMENTS

                This Agreement, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, representations, and statements, if any, regarding the subject matter hereof, whether oral or written. No amendment or modification of this Agreement shall be valid and binding upon the Parties unless made in writing and signed on behalf of each of such Parties by their respective authorized officers.

20.           GOVERNING LAW

                This Agreement shall be construed and interpreted in accordance with the laws of New York, without giving effect to the choice-of-law provisions thereof. The Parties hereby expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply.

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21.           SEVERABILITY OF PROVISIONS

                If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court, arbitrator or other authority of competent jurisdiction, the Parties shall endeavor to replace it with another provision that will as closely as possible reflect their original intention. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

22.           WAIVER OF DEFAULT

                Failure of either Party at any time to require performance of any provision of this Agreement shall not affect the right to require full performance thereof at any time thereafter. The waiver of any default under this Agreement by either Party shall not constitute a waiver of any of its rights for any subsequent default.

23.           ASSIGNMENT

                This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Except as provided below, neither Party may assign this Agreement (by operation or law or otherwise) without the prior written consent of the other Party. Despite the foregoing, Alfacell shall have the right, with written notice to Distributor, to assign this Agreement to any Affiliate without Distributor’s consent. Furthermore, Distributor’s consent shall not be required in connection with the transfer (including by assignment) of Alfacell’s rights or obligations under this Agreement incident to a merger, consolidation, reorganization or acquisition of substantially all the assets relating to this Agreement of, or a controlling interest in, Alfacell.

24.           INDEPENDENT CONTRACTOR

                Each Party hereto shall be and remain an independent contractor, and nothing herein shall be deemed to constitute the Parties as partners or joint venturers. Further, neither Party shall have any authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent of the other.

25.           PRESS RELEASES

                No public announcement or press release with respect to the subject matter of this Agreement shall be made or issued, directly or indirectly, by Distributor without first obtaining the prior written approval of Alfacell. Alfacell shall be permitted to make public announcements or press releases detailing the terms of this Agreement as required by Applicable Law or deemed otherwise advisable by Alfacell, provided that a copy of all such releases shall be provided to Distributor. Distributor acknowledges that Alfacell may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission. Neither Party shall use the other’s name in any sales promotion, advertising or other form of publicity without the prior approval of such Party, except as specifically permitted in this Agreement.

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26.          COUNTERPARTS

                This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

[Remainder of page is intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

ALFACELL CORPORATION

By:	___________________________________
Name: ____________________________________
Title: _____________________________________
Date: _____________________________________

USP PHARMA SPOLKA Z.O.O.

By:	___________________________________
Name: ____________________________________
Title: _____________________________________
Date: _____________________________________

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23.	ASSIGNMENT	19
24.	INDEPENDENT CONTRACTOR	19
25.	PRESS RELEASES	19
26.	COUNTERPARTS	20
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